EXHIBIT 12

                                IMC Global Inc.
                Computation of Ratio of Earnings to Fixed Charges
                                          Years Ended December 31
                            ------------------------------------------------
                             1999       1998      1997       1996      1995
                            ------     ------    ------     ------    ------
Fixed charges:
Interest charges            $ 154.5    $ 161.1   $  40.2   $  43.6   $  57.8
Rent expense                    7.8        8.5       6.0       5.8       5.0
                            -------    -------   -------   -------   -------
Total fixed charges         $ 162.3    $ 169.6   $  46.2   $  49.4   $  62.8
                            =======    =======   =======   =======   =======
Earnings:
Earnings (loss) from
 continuing operations
 before minority interest   $(465.8)   $ 216.9   $ 224.6   $ 388.7   $ 471.5
Interest charges              154.5      161.1      40.2      43.6      57.8
Rent expense                    7.8        8.5       6.0       5.8       5.0
                            -------    -------   -------   -------   -------
Total earnings              $(303.5)   $ 386.5   $ 270.8   $ 438.1   $ 534.3
                            =======    =======   =======   =======   =======

Ratio of earnings
 to fixed charges             (1.87)      2.28      5.86      8.87      8.51

Adjusted ratio of
 earnings to fixed charges     2.81(a)    3.19(b)   9.84(c)  10.59(d)   8.51
                            =======    =======   =======   =======   =======

(a)The  adjusted ratio of earnings to fixed charges for the year  ended
   December 31, 1999 excludes charges of $758.9 million resulting from the Company's restructuring program.

(b)The  adjusted ratio of earnings to fixed charges for the year  ended
   December 31, 1998 excludes a charge of $195.1 million resulting from the Company-wide profit improvement program and $14.0 million as a result of the loss on the sale of IMC Vigoro.

(c)  The adjusted ratio of earnings to fixed charges for the year ended
   December 31, 1997 excludes a charge of $183.7 million related to the write-down of the historical carrying value of the Company's
   25.0 percent interest in Main Pass.

(d)The  adjusted ratio of earnings to fixed charges for the year  ended
   December 31, 1996 excludes a charge of $84.9 million related to the merger of The Vigoro Corporation in to a wholly-owned subsidiary of the Company.
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